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EXHIBIT 10.23

        Portions of this document have been omitted pursuant to a request for confidential treatment and such portions have been filed separately with the Securities and Exchange Commissions. These portions are designated by the symbol ***.

BLANK SUPPLY AGREEMENT

        THIS BLANK SUPPLY AGREEMENT (this "Agreement"), dated as of March 31, 2002 (the "Effective Date"), between Schott Lithotec USA Corp., a Delaware corporation, and Schott Lithotec AG, a German corporation, on the one hand (collectively, "Schott") and DuPont Photomasks, Inc., a Delaware corporation, on the other hand ("DPI") (Schott and DPI may be referred to in this Agreement individually as a "Party" or together as the "Parties").

BACKGROUND

        WHEREAS, pursuant to that certain Agreement for the Sale and Purchase of Assets dated March 31, 2002 by and among Schott Lithotec USA Corp., Schott Lithotec AG, and DPI (the "Asset Purchase Agreement"), Schott Lithotec USA Corp. has purchased certain assets from DPI relating to the commercial manufacture of photomask blanks at DPI's facilities located in Poughkeepsie, New York (the "PK Business"); and

        WHEREAS, in connection with the acquisition of the PK Business, the Parties hereto intend that Schott continue to recycle quartz and to manufacture blanks and to supply blanks to DPI, all in accordance with the terms and conditions set forth hereunder.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants, agreements, guarantees, and representations herein contained and intending to be legally bound by the terms hereof, Schott and DPI agree as follows:

ARTICLE 1.
DEFINITIONS

1.1.	"Acceptable Used Photomasks" shall mean used photomasks that give a yield for recycling of quartz substrates that is consistent with DPI past experience, as stated in Attachment 1, and are transferred in their original shipping box or other suitable packaging.
1.2.
"Bankruptcy Event" means any of the following events or circumstances with respect to a Party: (i) such Party ceases conducting its business in the normal course; (ii) makes a general assignment for the benefit of its creditors; (iii) petitions, applies for, or suffers or permits with or without its consent the appointment of a custodian, receiver, trustee in bankruptcy or similar officer for all or any substantial part of its business or assets; or (iv) becomes a debtor (as such term is defined in Chapter 11, Section 102 of the United States Code) in any proceeding under the U.S. Bankruptcy Code or any similar state, federal or foreign statute relating to bankruptcy, insolvency, reorganization, receivership, arrangement, adjustment of debts, dissolution or liquidation, which proceeding is not dismissed within sixty (60) days of commencement thereof.
1.3.	"Blank" means a Substrate, the surface of which has been coated with at least one layer of chromium, and at least one layer of a light-sensitive material, and is used to make a Photomask.

1.4.
"Competitive Product Offering" means a bona fide third party offer to supply DPI with Blanks that satisfies the following criteria: (i) the third party making the offer is capable of supplying the same percentages as Schott of DPI's then-current needs for Blanks, in similar quantities with similar characteristics; (ii) such third party offers to supply DPI with Blanks for a period of not less than six (6) months; and (iii) such third party offers DPI sales terms that are, taken as a whole, better than the Schott sales terms (as such terms are expressed in this Agreement, but excluding any discount applied pursuant to Section 4.3), considering the terms of this Agreement and the third party offer as a whole, including the particular Blanks offered by such third party; and (iv) such third party offer is for a catalogue of Blanks comparable to those then-currently supplied by Schott to DPI hereunder.
1.5.
"Confidential Information" means any information: (i) disclosed by one Party (the "Disclosing Party") to the other (the "Receiving Party"), which, if in written, graphic, machine-readable or other tangible form is marked as "Confidential" or "Proprietary," or which, given the nature of its disclosure, ought in good faith to be considered Confidential Information; or (ii) which is otherwise deemed to be confidential by the terms of this Agreement.
1.6.
"DPI Mask Shop" means any facility owned or controlled by DPI that manufactures Photomasks. For purposes hereof, the term "control" shall mean DPI directly or indirectly owns or controls at least 50% of the voting stock or assets of the entity that owns the facility manufacturing Photomasks.
1.7.
"DPI's 6025 Needs" shall mean the total volume purchases by all DPI Mask Shops of any Blanks with quartz Substrates that are 6 inches square and are a quarter inch thick, regardless of any particular product names or part numbers.
1.8.
"DPI's 5009 Needs" shall mean the total volume purchases by all DPI Mask Shops of any Blanks with quartz Substrates that are 5 inches square and are 90 thousandths of an inch thick, regardless of any particular product names or part numbers.
1.9.
"DPI's 6012 Needs" shall mean the total volume purchases by all DPI Mask Shops of any Blanks with quartz Substrates that are 6 inches square and are 120 thousandths of an inch thick, regardless of any particular product names or part numbers.
1.10.	"Initial Forecast" means the forecast of DPI Product requirements for the period of twelve (12) months from the Effective Date.
1.11.
"Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures; (ii) all trade secrets and other rights in know how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
1.12.	"Mask Technology Roadmap" shall mean the mask technologies and specifications needed to meet the semiconductor roadmap as set forth in the SIA roadmap that is published from time to time.

1.13.	"May Forecast" means the DPI Blanks requirements forecast, dated May 4, 2001, and which is annexed to this Agreement as Attachment 2.
1.14.
"Modified Products" shall mean a Product that is manufactured in accordance with new Specifications that are designed to enhance operating performance but which do not materially change the basic characteristics of such Product or the manner and cost of their manufacture.
1.15.
"New Products" shall mean any Blanks manufactured by Schott or that DPI requests Schott manufacture, that: (i) are not included in Attachment 3; or (ii) constitute an existing Product manufactured in accordance with new Specifications that materially alter the characteristics of such existing Product or the manner or cost of their manufacture.
1.16.
"Photomasks" shall mean clear quartz or glass Substrates, imaged with an array of a light absorbing, light transmitting or light altering device layer, into which layer a portion of an electronic circuit design is etched.
1.17.	"Production Year" shall mean a twelve-month period commencing July 1 and ending June 30.
1.18.
"Product" shall mean any of the entire catalogue of Blanks manufactured by Schott at any Schott facility as of the date of this Agreement, as well as any Modified Products and New Products Schott may manufacture in the future. Attachment 3, as it may be amended by Schott from time to time, contains a full and complete list of Products produced by Schott as of the Effective Date.
1.19.
"Qualified Blank" means any Blank and Substrate combination (i) that has been manufactured by Schott at any Schott facility qualified by DPI to produce such material, (ii) that has been qualified for use in a DPI Mask Shop, and (iii) that conforms with all Specifications applicable to such Blank and Substrate combination.
1.20.
"Specification" means any DPI technical and functional characteristics for any particular Blank and Substrate combination, as provided from time to time by DPI. Attachment 4, as may be amended from time to time, contains a full and complete list of Specifications for Products produced by Schott as of the Effective Date.
1.21.	"Substrate" means a square or round object of varying thickness, comprised of quartz, or some other material that, when subjected to certain processes, is converted into a Blank.
1.22.	"Term" means the term of this Agreement as set forth in Section 13.1.

ARTICLE 2.
SUPPLY

2.1.	Supply and Purchase. During the Term, and subject to the terms and conditions set forth herein (including but not limited to Section 2.2), Schott agrees to manufacture and offer for sale to DPI, and DPI shall purchase from Schott, Qualified Blanks.
  a.
  DPI shall not have any obligation hereunder to purchase any Products that do not constitute Qualified Blanks.

  b.
  Schott shall manufacture Products in conformity with the Specifications.

  c.
  DPI shall be required to provide Schott with at least three (3) months prior notice of a change in Specifications for any given Product. Schott would not be required to ship a Product for which DPI has changed the Specifications until three (3) months after having received new Specifications from DPI; provided, however, that with respect to design changes required by DPI's customers or required by DPI due to yield problems encountered by DPI with Products, Schott shall use commercially reasonable efforts to timely comply with DPI's customer's or DPI's reasonable requirements.

  d.
  Schott agrees to use reasonable commercial efforts to source at least *** of its quartz requirements from ***, or, if necessary, another supplier and agrees to maintain at least a *** supply of quartz (including recycled Substrates) for the production of Products hereunder. Schott shall provide DPI with reasonable prior notice in the event Schott elects either to reduce its third party quartz requirements below *** or to source such requirements from a different supplier.

  e.
  In the event of any shortage in capacity or raw materials, upon the occurrence of any Force Majeure event, or upon the occurrence of any other event or circumstance that limits Schott's ability to produce Products, to the extent feasible and legally permissible, and so long as DPI is the largest volume purchaser of Blanks from Schott, Schott agrees that it will prioritize orders placed by DPI hereunder before other orders placed by any third party.

2.2.
Supply and Purchase Requirements. The Parties agree to the following supply and purchase obligations:

a.
During the Term, Schott shall manufacture and supply to DPI and DPI shall purchase from Schott at least *** of DPI's 6025 Needs.

b.
During the Term, Schott shall manufacture and supply to DPI and DPI shall purchase from Schott at least *** of DPI's 5009 Needs and at least *** of DPI's 6012 Needs.

c.
DPI's obligations to purchase Products from Schott in accordance with Sections 2.2(a) and 2.2(b) are contingent upon (i) DPI's receipt of Blanks from Schott that constitute Qualified Products, and (ii) after the *** of this Agreement, the Schott sales terms (as such terms are expressed in this Agreement) remain equivalent to or better than any Competitive Product Offering; provided, however, that following DPI's receipt of any Competitive Product Offering, DPI shall provide Schott with written notice of such Competitive Product Offering along with a summary of the material terms of such offer, and Schott shall have a ten (10) business day advisory period to determine whether Schott desires to provide DPI with a counter-offer that matches the pricing terms contained in such Competitive Product Offering. If Schott provides a matching counter-offer during such (10) business day period, DPI shall be obligated to purchase Products from Schott in accordance with Sections 2.2(a) and 2.2(b), subject to the pricing terms contained in Schott's counter-offer.

i.
During the *** of this Agreement, DPI shall not be entitled to assert a claim of a Competitive Product Offering unless DPI first establishes that the prices contained therein are bona fide and do not constitute Predatory Pricing. For purposes hereof, the term "Predatory Pricing" shall mean a pricing offer from a third party Blank supplier where such supplier artificially lowers its prices for Blanks having specifications substantially similar to the Products offered by Schott hereunder while either not adjusting or raising its prices for Blanks not offered by Schott in order to recoup any losses on sales of those Blanks having specifications substantially similar to the Products.

***Confidential treatment has been requested for the portions of this Agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.***

  d.
  If Schott is unable materially to meet its supply requirements in Sections 2.2(a) and/or 2.2(b) due to (i) Schott's failure to manufacture and deliver Qualified Products, (ii) Schott's failure to timely and completely fulfill purchase orders accepted by Schott pursuant to Section 3.1, (iii) Schott's failure to match the pricing terms of any Competitive Product Offering as provided above, or (iv) Schott's breach of any of its obligations in Section 2.1 (regardless of the event or circumstance causing any such failure or breach including, without limitation, infringement claims or suits or Force Majeure events), then the provisions of Sections 2.2(a) and/or 2.2(b), as applicable, shall no longer apply to DPI and, as DPI's sole and exclusive remedy, DPI shall be entitled to purchase the entirety of its Blanks needs from any third party supplier; however, DPI shall use commercially reasonable efforts not to enter into third party agreements for the supply of alternate Blanks for a term longer than DPI's reasonable belief, after due consultation with Schott, as to the expected term of Schott's inability to meet its supply requirements.

  e.
  If Schott later demonstrates its ability to resume its supply requirements in Sections 2.2(a) and/or 2.2(b) and this Agreement has not already terminated, then such sections shall again apply to DPI. Upon such showing by Schott, DPI shall not issue any further purchase orders to the third party suppliers engaged by DPI under Section 2.2(d); provided, however, DPI shall be entitled to fill all confirmed purchase orders and purchase from such third party suppliers all works in process as of the date Schott demonstrates its ability to resume its supply obligations hereunder. Except in instances of Force Majeure, the Parties agree that all purchases of Blanks from third party suppliers as permitted by Section 2.2(d) shall be considered purchases of Products by DPI from Schott under the May Forecast for purposes of calculating the 2002 Shortfall and 2003 Shortfall amounts pursuant to the Asset Purchase Agreement. In instances of Force Majeure affecting Schott, *** of Blanks purchased by DPI from third party manufacturers will be attributable to the May Forecast. In instances of Force Majeure affecting DPI, *** of DPI's forecasted demand attributable to the affected DPI site will be attributable to the May Forecast.

  f.
  Once Schott is competitive across its entire Product range, it is the intention of DPI to purchase, in the aggregate, and not on a per Product basis, at least *** of DPI's requirements in New and Modified Products from Schott across the entire range of Schott's New and Modified Products.

2.3.
Qualification of Schott Products and Facilities. It is expected that the majority of Products will be sourced from Schott's Poughkeepsie facility. However, Schott has the right to supply from other Schott facilities that have been qualified by DPI, which qualification shall be in DPI's sole discretion. Accordingly, from time to time upon the reasonable request of Schott, and provided that such request does not unreasonably interfere with DPI's business operations and/or would result in DPI incurring unreasonable costs and expenses (in DPI's sole opinion), DPI agrees to use commercially reasonable efforts to assess any Schott facility in order to determine whether such facility qualifies as a producer and supplier of Substrates, Blanks and repolishing services for purchase by DPI in accordance with the terms and conditions of this Agreement.

***Confidential treatment has been requested for the portions of this Agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.***

2.4.
Advanced Quality Line Order. As partial fulfillment of (and not in addition to) DPI's obligations under Sections 2.2(a) and (b), on the Effective Date, DPI will place a purchase order with Schott for a total of U.S *** in New Products that Schott shall manufacture at its facility located in Meiningen, Germany, using its "Advanced Quality Line" or the "AQL." Pursuant to such order, U.S. *** shall be allocated toward the purchase of New or Modified Products having the "Diluted" Specifications indicated in Attachment 5 and U.S. shall be allocated toward the purchase of New Products having the "Full" Specifications indicated in Attachment 5; provided, however, that if New Products having the Full Specifications are not qualified by DPI, notwithstanding DPI having used all commercially reasonable efforts, the Parties agree that DPI may reallocate the entirety of such U.S *** toward the purchase of New or Modified Products having the Diluted Specifications; provided, however, once Schott is qualified to supply Products meeting the "Full" specification, then DPI shall be required to purchase Products meeting the "Full" specification for the remainder of its obligation unless otherwise approved by Schott. If Schott's Meiningen AQL is qualified by DPI for the manufacture of Products pursuant to the terms and conditions of that certain Meiningen Technology Cooperation Agreement by and between the Parties and executed on even-date herewith, then as of the date of such qualification such purchase order shall become binding on the Parties, and DPI shall fulfill its purchase commitments thereunder within the period of *** of such date. If Schott's Meiningen facility is not qualified by DPI, notwithstanding DPI having used all commercially reasonable efforts towards that qualification, then such purchase order shall be null and void, ab initio.

2.5.
Loss of Product Share. If at any time DPI and Schott determine that the percentage of DPI's 6025 Needs that are fulfilled by Schott has fallen below *** for a given calendar month due to quality or technical capability issues, the matter will be referred immediately to the Quality Committee for review. If commercially reasonable, as determined by DPI, DPI will enable Schott to recoup any lost Product share.

2.6.
New and Modified Product Qualification.

a.
DPI will use commercially reasonable efforts to provide Schott with the Specifications for New Products or Modified Products (as applicable).

b.
Upon Schott's request and subject to Section 2.3, DPI shall make commercially reasonable efforts to qualify the AQL and the facilities located in Poughkeepsie, New York, to enable Schott to become a supplier of all New Products and Modified Products for which DPI has provided Schott with Specifications, to the extent such qualification has not already been achieved. Upon achievement by Schott of such qualification, DPI may purchase such New Products or Modified Products from Schott.

2.7.
Infringement Actions. In the event a court or administrative body determines that any Products infringe the patents or intellectual property rights of a third party, Schott shall have the right to discontinue the manufacture and supply of such Products to the extent Schott is committed to provide them; provided, however, that to the extent Schott discontinues the manufacture and supply of any such Products, DPI shall be entitled to purchase its needs for such discontinued Products from any third party supplier.

***Confidential treatment has been requested for the portions of this Agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.***

ARTICLE 3.
FORECASTS AND ORDERS

3.1.
DPI Orders. DPI shall order Products from Schott by issuing purchase orders from time to time. Schott will make commercially reasonable efforts to respond to DPI purchase orders within two (2) business days. If Schott does not reject any purchase order issued by DPI for the purchase of Products within five (5) business days of the date of such purchase order, Schott will be deemed to have accepted such purchase order and shall supply to DPI the Products ordered therein. Upon acceptance by Schott, such purchase order shall become binding on both Parties. Any changes to purchase orders issued or accepted hereunder shall not be binding on either Party unless expressly agreed to in writing by both Parties. Each time DPI issues an order, DPI will indicate on such order DPI's specific weekly needs, by Product types and site. DPI will use commercially reasonable efforts to space purchase orders evenly during each calendar month during the Term.

3.2.
DPI Forecasts.

a.
DPI will provide Schott with a pro forma Initial Forecast ten (10) business days prior to the Effective Date. Such pro forma forecast is to be confirmed with the final Initial Forecast within ten (10) business days after the Effective Date.

b.
DPI shall prepare annual forecasts of its Product requirements for each Production Year, to be completed by May 30 of each calendar year during the Term.

c.
Beginning in the first full calendar month following the Effective Date and thereafter for the remainder of the Term, DPI shall prepare three month rolling forecasts of DPI Blanks requirements (each, a "Three Month Rolling Forecast"), to be provided no later than the 20th day of each calendar month.

i.
In conjunction with any Three Month Rolling Forecast, DPI agrees to issue to Schott firm purchase orders for the entirety of those Products forecasted for the first calendar month as indicated in such Three Month Rolling Forecast.

ii.
DPI shall purchase *** of the total number of each particular Product forecasted for the second calendar month indicated in each Three Month Rolling Forecast.

d.
Except as expressly set forth in Section 3.2(c)(i) above, all other Products forecasted for the entirety of each Three Month Rolling Forecast shall be non-binding. Any Products forecasted beyond the ones ordered pursuant to Section 3.2(c)(i) are estimates made as an accommodation to Schott for planning purposes and do not constitute a commitment of DPI to purchase any such quantities unless otherwise specified by DPI. Except as limited by Section 3.2(c)(i) and (ii), DPI may revise its forecasts in its sole discretion, provided, however, changes to firm purchase orders will not be binding upon Schott without its prior written consent.

***Confidential treatment has been requested for the portions of this Agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.***

ARTICLE 4.
PRICING AND PAYMENT

4.1.
Initial Prices.

a.
Except as provided in Section 4.1(b) below, the prices established pursuant to arms'-length negotiations between the parties hereto and set forth in Attachment 6 for Products sold hereunder shall be fixed for a period of *** from the Closing Date, as such term is defined in the Asset Purchase Agreement (the "Initial Prices").

b.
In the event the Parties agree that Schott's verifiable cost of goods sold attributable to the production of Products (as determined in accordance with U.S. Generally Accepted Accounting Principles) has increased or decreased due to market factors or documented circumstances beyond Schott's reasonable control including, but not limited to, increases in raw material, labor, shipping and energy costs, which factors have caused a corollary increase or decrease by more than *** in the market prices for Blanks, the Initial Prices will be adjusted to reflect market prices as agreed by the Parties. Any price adjustment to the Initial Prices shall apply to orders placed by DPI hereunder on or after the date the Parties agree on such adjustment. In the event DPI reasonably and in good faith disagrees with Schott's calculations under this Section 4.1(b), DPI shall have the right to have such calculations verified through procedures agreed with Schott and PriceWaterhouseCoopers and carried out by PriceWaterhouseCoopers resulting in a report (an "Agreed Procedures Report"). Such Agreed Procedures Report will be conducted at DPI's sole cost and expense, and each of DPI and Schott will provide all data at its disposal necessary to prepare such report; provided, however, that if such Agreed Procedures Report shows that Schott's calculations were materially erroneous, the cost of such Agreed Procedures Report shall be borne by Schott.

4.2.
Later Price Adjustments.

a.
An adjustment of the Initial Prices, if any, will be made *** the *** of the Closing Date, as such term is defined in the Asset Purchase Agreement (the "Initial Price Adjustment"), and the adjusted prices shall apply to orders placed by DPI hereunder on or after such anniversary date through ***. The Parties agree to begin negotiations with respect to the Initial Price Adjustment no later than two months prior to the *** of the Closing Date. The new prices agreed upon by the Parties in connection with the Initial Price Adjustment, if made, will be established in accordance with the factors set forth in Section 4.3 below. The Parties shall use commercially reasonable efforts to complete the Initial Price Adjustment as required by this Section 4.2(a). If the Parties are unable to agree on the Initial Price Adjustment, then the Initial Prices will continue to prevail until the Parties agree to an adjustment or until the Annual Price Adjustment is made by the Parties pursuant to Section 4.2(b).

***Confidential treatment has been requested for the portions of this Agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.***

  b.
  Following the Initial Price Adjustment, the per unit price of each Product shall be reset for the Production Year beginning on ***, and each subsequent Production Year thereafter in accordance with all the factors set forth in Section 4.3 below (the "Annual Price Adjustment"). The Parties agree to begin negotiations with respect to each Annual Price Adjustment no later than two months prior to the commencement of each Production Year, and the adjusted prices shall apply to orders placed by DPI hereunder on or after *** of each subsequent Production Year. The Parties shall use commercially reasonable efforts to complete the Annual Price Adjustment as required by this Section 4.2(b), however, in no event shall the Parties fail to adjust the prices in accordance with this Section 4.2(b) by *** of the Production Year in question. If, and during the time the Parties are unable to agree on the Annual Price Adjustment, the then-current Prices will continue to prevail. Upon agreement by the Parties to the Annual Price Adjustment, the resultant price shall be retroactive to the beginning of the Production Year in which such agreement is reached.

4.3.
Factors. In resetting the per unit prices for Products in connection with the Initial Price Adjustment and each Annual Price Adjustment, the Parties agree to establish the new per unit price of each Product by matching the price of each Product to the then-current market prices for Blanks and further discounting such prices, all as follows:

a.
DPI will supply the then-current market prices for Blanks that are substantially similar to each Product, ***. In the event Schott reasonably and in good faith disagrees with such market prices, Schott shall have the right to have such prices verified through an Agreed Procedures Report conducted by PriceWaterhouseCoopers. Such Agreed Procedures Report will be conducted at Schott's sole cost and expense, and each of DPI and Schott will provide all data at its disposal necessary to prepare such report; provided, however, that if such Agreed Procedures Report shows that *** market prices were materially erroneous, the cost of such Agreed Procedures Report shall be borne by DPI.

b.
Schott will then quote DPI a price for each Product that is *** to the market prices supplied pursuant to subpart (a) above, *** discount *** of the *** Schott in utilizing *** Acceptable *** in its Blanks business as long as the *** constitute a *** for Schott (as determined by the Parties pursuant to Section 4.5 below).

4.4.
Prices for Modified and New Products. Initially, the prices charged by Schott for any New Products or Modified Products shall ***, as agreed upon by the Parties. In each subsequent Production Year thereafter, prices for New and Modified Products will be established in accordance with Section 4.2 above.

4.5.
Recycling Program Pricing Assumptions. In order to maintain the discount benefits, DPI shall continue to provide a supply of Acceptable Used Photomasks to Schott. The Parties acknowledge that it is their intent to share any cost advantages gained by Schott through the supply and recycling of Acceptable Used Photomasks. Accordingly, the Parties agree that Schott shall grant DPI a discount on the prices charged by Schott for Products sold hereunder *** achieved by Schott in utilizing Acceptable Used Photomasks supplied by DPI and/or DPI's customers as long as the *** constitute a competitive advantage for Schott.

***Confidential treatment has been requested for the portions of this Agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.***

4.6.
Most Favored Purchaser. So long as DPI is the largest aggregate volume purchaser of Products, if Schott offers a better price or pricing formula to another purchaser of similar or lower aggregate volume purchases of Blanks having the same Specifications or similar Specifications as those Products offered by Schott to DPI hereunder (as long as the difference in Specifications among such Blanks does not lead to a materially different margin between Schott's manufacturing costs and its offering prices, as determined in accordance with U.S. Generally Accepted Accounting Principles), then Schott agrees to offer the price or pricing formula offered such other purchaser to DPI. With respect to individual Blanks of which DPI is not the largest aggregate volume purchaser, DPI will be offered the lowest price offered any third party for such Blanks so long as Schott has had an opportunity to combine production runs for Products ordered by DPI with such third party orders. If DPI reasonably and in good faith believes that it is not receiving such "Most Favored Purchaser" pricing in accordance with this Section 4.6, DPI shall have the right to verify Schott's compliance with the provisions of this Section through an Agreed Procedures Report conducted by PriceWaterhouseCoopers. Such Agreed Procedures Report will be conducted at DPI's sole cost and expense and each of DPI and Schott will provide all data at its disposal necessary to prepare such report; provided, however, that is such Agreed Procedures Report shows that Schott is not in material compliance with the provisions of this Section 4.6, the cost of such Agreed Procedures Report shall be borne by Schott. Additionally, if such Agreed Procedures Report demonstrates that Schott was not in material compliance with the provisions of this Section 4.6, the resultant decrease of the per unit price of each Product to match the price or pricing formula offered by Schott to such third party purchaser shall be retroactive to the date Schott offered such better price or pricing formula to such purchaser. Schott shall not be required to disclose to DPI (but shall disclose to PriceWaterhouseCoopers) any such price or pricing formula for any Blanks the Specifications of which Schott is not authorized to disclose.

4.7.
Payment.

a.
Payment of Invoices. Schott shall invoice DPI at the end of each calendar month for all shipments of Products ordered by DPI hereunder during such month. Payment of all invoices shall be made in United States Dollars. All invoiced amounts shall be paid to Schott within thirty (30) days of DPI's receipt of each invoice that is matched to a purchase order submitted by DPI, net of any undisputed amounts or credits due.

b.
Sales and Use Taxes. DPI shall be solely responsible for the payment of all federal, state, or local sales, use or value-added tax, excise or similar charge, or other tax assessment (other than franchise taxes payable by Schott or those taxes assessed against Schott's income) that are assessed or charged on the sale of Products sold to DPI pursuant to this Agreement. Where applicable, DPI will provide and Schott will accept legally valid exemption certificates and Schott shall not charge nor collect any taxes from DPI pursuant to such exemption certificates. Any other federal, state, or local taxes, charges, assessments, duties, permits, fees, fines or other charges of any kind, however designated, shall be paid by the Party liable for such taxes under applicable law.

ARTICLE 5.
DELIVERY AND ACCEPTANCE

5.1.
Delivery Terms.

a.
All Products supplied under this Agreement shall be shipped FCA (Incoterms, 2000) Schott's manufacturing facility of origin. DPI shall select the carrier and pay all freight, insurance charges, taxes, import and export duties, inspection fees, and other charges applicable to the sale and transport of Products purchased by DPI. Title and risk of loss and damages to

    Product purchased by DPI shall pass to DPI upon delivery of the Products by Schott to the carrier selected by DPI.

  b.
  Delivery shall be deemed complete upon delivery of the Products by Schott to the carrier selected by DPI. However, Schott retains responsibility for Product quality pursuant to its warranty obligations hereunder.

  c.
  Schott will work closely with DPI to continuously improve delivery service and speed.

5.2.
Labeling and Packaging. Schott will follow the Product labeling and packaging procedures and requirements as agreed to by the Parties from time to time.

5.3.
Delivery Times. Schott will use commercially reasonable efforts to meet a performance-to-scheduled delivery requirement of at least a 98% successful on-time, on-spec delivery rate. Any extraordinary shipping method required to meet delivery requirements shall be approved by DPI in advance. The cost of such extraordinary delivery shall be borne by Schott.

5.4.
Compliance with Specifications. Schott will maintain all records as are necessary and appropriate to demonstrate compliance with the agreed Product Specifications.

5.5.
Rejection. Any rejection of Products by DPI must be accompanied by a supplier feed back form as outlined in DPI supplier management process, specifying the reason for the refusal in detail sufficient to permit Schott to analyze and improve its performance.

ARTICLE 6.
QUALITY LEVELS; QUALITY MANAGEMENT COMMITTEE

6.1.
Quality Systems. During the Term, Schott will use commercially reasonable efforts to maintain the current ISO 9001 and QS 9000 certifications (or restore them if such designation is terminated as a result of the acquisition of the PK Business by Schott) and will use commercially reasonable efforts to qualify to the QS 9000 level in Meiningen by December 31, 2003.

6.2.
Quality Management Committee.

a.
In addition to monthly engineering calls and data exchange between DPI technical-level shop representatives and Schott Operations Managers, Schott and DPI will form a Quality Management Committee, comprised of at least one Schott quality representative and one DPI quality representative and shall include technical and operations personnel as warranted.

b.
The Quality Management Committee will meet on a regular basis, but no less than once per quarter and the location of the meeting shall alternate between Schott and DPI sites. At least once per year, one of the quarterly meetings will be an executive review attended by executive management of each company at DPI headquarters.

c.
The Quality Management Committee will:

i.
Provide and evaluate monthly Schott Blanks and/or Substrates performance;

ii.
Discuss and evaluate Schott's Blanks and/or Substrates manufacturing process capabilities;

iii.
Provide results of quality and process efficiency improvements on a quarterly basis;

iv.
Establish quality and process efficiency goals on an annual basis;

v.
Review the sufficiency of the supply chain management and make changes to the process, as such changes are deemed necessary;

vi.
Closely monitor the development and qualification of New Products via fast feedback loops;

vii.
Review New Product Specifications;

viii.
Annually review the Blanks Technology Roadmap, gap analysis (related to the Mask Technology Roadmap impact on the Schott-DPI supply relationship), capital plan, engineering and products development plans;

ix.
monitor the success of the recycling program; and

x.
discuss any problems affecting the relationship between DPI and Schott.

ARTICLE 7.
RECYCLING PROGRAM

7.1.
Supply of Used Photomasks. Both Parties agree to share the cost savings associated with the recycling of used photomasks. Beginning on the first day of the month following the first full quarter and thereafter by the end of the first month of each quarter, both Parties will agree on the discount to be provided to DPI in such quarter. In order to maintain the current discount benefits, DPI will make commercially reasonable efforts to provide the supply of Acceptable Used Photomasks to Schott, and Schott will make commercially reasonable efforts to transform Acceptable Used Photomasks into Substrates. Both Parties will use commercially reasonable efforts to maintain the recycling levels achieved by the PK Business as of the Effective Date.

  a.
  Schott will not collect Acceptable Used Photomasks from any source that is or has supplied DPI with similar used photomasks within the last eighteen months, including, but not limited to the entities listed in Attachment 7, but Schott shall otherwise be entitled to run its own program and collect used photomasks from other sources.

  b.
  Schott shall be entitled to reject used photomasks provided by any DPI customer, without recourse or penalty, if:

  i.
  Such customer consistently provides used Photomasks which materially deviate from Acceptable Used Photomask yields for comparable Substrate dimensions; and

  ii.
  If, after a reasonable effort at resolution, the customer is unable to provide used Photomasks that can be recycled with acceptable yields.

  c.
  DPI will ship, or will advise its customers to ship, Acceptable Used Photomasks to Schott's facility in Poughkeepsie, New York, unless otherwise directed by Schott and agreed by DPI and its customers. The Parties will cooperate with each other, as well as with DPI's customers, in making such arrangements. Schott acknowledges that some customers may want to arrange for stripping and polishing of Acceptable Used Photomasks prior to shipping such masks to Schott, and agrees that such actions shall not cause DPI to be in breach of any of its obligations in this Article 7.

  d.
  DPI shall, and shall cause its customers to, use commercially reasonable efforts in packaging Acceptable Used Photomasks for shipment, and loading and securing Acceptable Used Photomasks on the carrier, in order to mitigate damages and attempt to avoid risk of loss during shipment.

  e.
  Title to Acceptable Used Photomasks will pass to Schott as soon as such Acceptable Used Photomasks arrive at Schott's facility in Poughkeepsie, New York, unless otherwise directed by Schott and agreed by DPI and its customers.

7.2.	Exclusive Remedy for Breach. In the event that either Party materially breaches any of its respective obligations set forth in Section 7.1, the Parties agree that the non-breaching Party's sole and exclusive remedy shall be to request in writing that the breaching Party take actions to cure such breach and, if the breaching Party is unable to cure such breach within thirty (30) days of such notice, to terminate the recycle program for Acceptable Used Photomasks. In the event of such termination, neither of the Parties will have any further obligations to the other under this Article 7, and the recycle program shall no longer be considered a factor under Section 4.3 in setting the Initial Price Adjustment or Annual Price Adjustment, as applicable. All other terms and conditions of this Agreement shall remain in full force and effect.
7.3.
Confidentiality Agreements with Suppliers. DPI agrees to work with current and new Acceptable Used Photomask suppliers to extend their current confidentiality and nondisclosure agreements to Schott. Schott shall use commercially reasonable efforts to accept in writing each DPI customer's confidentiality requirements as renegotiated by DPI.
7.4.
Credit. Schott agrees to reimburse DPI in cash an amount equal to those reasonable out-of-pocket expenses incurred by DPI in performing its obligations under Section 7.1 above, including but not limited to the actual amounts paid by DPI for used photomasks. Each quarter, DPI shall provide Schott with a written report indicating the amounts due DPI under this Section and the manner in which such amounts were calculated by DPI, and within thirty (30) days of the date of each such report Schott shall pay to DPI such amounts.

ARTICLE 8.
WARRANTIES

8.1.	Schott Warranties. Schott represents and warrants to DPI that: (a) Schott has the financial, technical and commercial expertise, ability, capability, resources and know-how to perform its obligations as set out in this Agreement; (b) Schott is not the subject of any litigation and is not aware of any potential litigation or disputes, in both cases in so far as any such litigation or dispute would materially impair its ability to perform the obligations contemplated pursuant to this Agreement; (c) Schott possesses sufficient rights in and to all Intellectual Property and technology necessary to enable Schott to carry out its obligations under this Agreement without conflict with or infringement of the proprietary rights of any third party; (d) all Products manufactured by Schott using Schott's Intellectual Property, excluding any Intellectual Property transferred by DPI pursuant to the Asset Purchase Agreement, any Intellectual Property provided by DPI to Schott for the manufacture of Products hereunder and any Intellectual Property jointly owned by DPI and Schott, shall not infringe upon the proprietary rights of any third party; (e) DPI shall acquire good and clear title to the Products, free and clear of all liens, claims, and encumbrances; (f) the Products shall be fit for use as Blanks; and (g) all Products shall be free from defects in design, materials and workmanship, and shall conform with the Specifications.
8.2.
Warranty Claims. The duration of Schott's warranty under Section 8.1(g) shall not extend beyond the life of the photoresist used in the manufacture of any individual Product, as set forth in Attachment 8. During such period of time, Schott shall repair or replace, without charge, any Product covered by such warranty that is returned to Schott's facility where manufactured, transportation charges prepaid. Risk of loss to Products returned for warranty work will pass to Schott upon DPI's delivery of such Products to a common carrier selected by DPI. If Schott is not able to repair or replace such defective or non-conforming Product within ten (10) days from the date such Product is received by Schott at Schott's facility, then Schott shall promptly reimburse DPI for all amounts paid by DPI to Schott with respect to such Products. Transportation charges for Product returned for warranty work shall be reimbursed to DPI by Schott.
8.3.
DPI Warranties. DPI represents and warrants to Schott that: (a) DPI has the financial, technical and commercial expertise, ability, capability, resources and know-how to perform its obligations as set out in this Agreement; (b) DPI is not the subject of any litigation and is not aware of any potential litigation or disputes, in both cases in so far as any such litigation or dispute would materially impair its ability to perform the obligations contemplated pursuant to this Agreement; (c) DPI possesses sufficient rights in and to all Intellectual Property and technology necessary to enable DPI to carry out its obligations under this Agreement without conflict with or infringement of the proprietary rights of any third party; and (d) all Specifications provided by DPI shall not infringe upon the proprietary rights of any third party.
8.4.	DISCLAIMER. EXCEPT AS SET FORTH HEREIN, NEITHER PARTY MAKES ANY OTHER WARRANTIES TO THE OTHER, EXPRESS OR IMPLIED.

ARTICLE 9.
INDEMNIFICATION

9.1.	Indemnification Obligations. Each Party (the "Indemnifying Party") shall indemnify, release, defend and hold the other and its officers, directors, employees, shareholders, agents, successors and assigns harmless from and against all claims, damages, losses, costs and expenses, including attorneys' fees, arising in favor of any person, firm or corporation on account of any breach of the Indemnifying Party's respective warranties set forth in Article 8 herein. In the event a third party makes a claim against either Party with respect to any subject matter of this Agreement other than those set forth in the previous sentence, the Parties shall cooperate in the defense of such claim and: (a) all damages, losses, costs and expenses, including attorneys' fees shall be borne by each Party in proportion to that Party's level of culpability, as determined by a jury or as agreed to by the Parties in writing; or (b) if no such level of culpability is determined or agreed, then the Parties shall bear an equal share of such costs.
9.2.
Procedures. Each Party's obligations under this Article 9 are contingent upon: (a) the Party claiming indemnification promptly providing written notice to the Indemnifying Party of any such claim or suit, provided that the indemnified Party's failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation which the Indemnifying Party would otherwise have pursuant to this Agreement except to the extent that the Indemnifying Party has been materially prejudiced by such failure to so notify; (b) the indemnified Party furnishing to the Indemnifying Party, on request, non-privileged information reasonably available to the indemnified Party for such defense; and (c) the Indemnifying Party having the opportunity to assume sole control of the defense and settlement of such claim, demand or cause of action, except that the Indemnifying Party shall not enter into any agreement, agreed order, consent judgment, or the like which is binding on the indemnified Party without the indemnified Party's consent unless a full and unconditional release is provided to the indemnified Party and no agreed order, consent judgment or the like is entered to the prejudice of the indemnified Party. Notwithstanding the election of the Indemnifying Party to assume the defense and investigation of any such claim or suit, the indemnified Party shall have the right to employ separate counsel and participate in the defense and investigation of such claim or suit at its sole cost and expense. Each Party agrees to waive rights of subrogation under its respective insurance policies with respect to indemnification claims addressed by this Article 9.

ARTICLE 10.
LIABILITY LIMITATIONS

10.1.	LIMITATION. TO THE EXTENT ALLOWED UNDER APPLICABLE LAW, NEITHER PARTY SHALL BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY: (A) FOR THE COST OF PROCUREMENT OF SUBSTITUTE SERVICES OR TECHNOLOGY; (B) FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, EVEN IF A PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES; OR (C) FOR ANY AMOUNTS IN EXCESS OF THE AGGREGATE OF FEES PAID TO SCHOTT HEREUNDER FOR ALL CLAIMS, ACTIONS OR CAUSES OF ACTION OF EVERY KIND AND NATURE. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO (i) AMOUNTS PAYABLE TO EITHER PARTY WITH RESPECT TO THE OTHER'S INDEMNIFICATION OBLIGATIONS HEREUNDER; (ii) ANY CLAIMS FOR PERSONAL INJURY OR DEATH; OR (iii) EITHER PARTY'S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2.
Failure of Essential Purpose. The limitations specified in this Article 10 shall survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

ARTICLE 11.
REGULATORY MATTERS

11.1.	During the Term, Schott shall have primary responsibility to maintain all regulatory and governmental permits, licenses and approvals that may be necessary to manufacture, offer to sell, sell and ship the Products to DPI. Schott may request and DPI may not unreasonably withhold assistance to Schott for any obligations set forth in this Section 11.1.

ARTICLE 12.
CONFIDENTIAL INFORMATION

12.1.	Confidential Information and Exclusions. Confidential Information shall exclude information that the Receiving Party can demonstrate: (i) was independently developed by the Receiving Party without any use of the Disclosing Party's Confidential Information or by the Receiving Party's employees or other agents (or independent contractors hired by the Receiving Party) who have not been exposed to the Disclosing Party's Confidential Information; (ii) becomes known to the Receiving Party, without restriction, from a source other than the Disclosing Party without breach of this Agreement and that had a right to disclose it; (iii) was in the public domain at the time it was disclosed or becomes in the public domain through no act or omission of the Receiving Party; (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure; or (v) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the Receiving Party shall provide prompt notice thereof to the Disclosing Party and shall use commercially reasonable efforts to obtain a protective order or otherwise prevent public disclosure of such information.
12.2.
Confidentiality Obligation. The Receiving Party shall treat as confidential all of the Disclosing Party's Confidential Information and shall not use such Confidential Information except in its performance of this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of the Disclosing Party's Confidential Information. Each Party agrees not to circulate Confidential Information within its organization except to those employees, agents, officers, and directors who have a legitimate "need to know" such information and who are obligated by appropriate written agreements to keep such information confidential in a manner no less restrictive than set forth in this Agreement, and each Party acknowledges and agrees that it is responsible and liable for such persons compliance with such confidentiality obligations.
12.3.
Confidentiality of Agreement. Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other's Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form of public or commercial advertising without the prior written consent of the other Party; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the Parties; (iv) in connection with the requirements of an initial public offering or securities filing; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

12.4.
Compelled Disclosure. If a Receiving Party believes that it will be compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt notice so that the Disclosing Party may take steps to oppose such disclosure.
12.5.
Remedies. Unauthorized use by a Party of the other Party's Confidential Information will diminish the value of such information. Therefore, if a Party breaches any of its obligations with respect to confidentiality or use of Confidential Information hereunder, the other Party shall be entitled to seek equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.
12.6.
Survival and Return of Confidential Information. Each Party's confidentiality obligations under this Article 12 shall continue until such time as any particular Confidential Information is publicly known and made generally available through no action or inaction of the Receiving Party. In addition, upon the expiration or any termination of this Agreement, each Party shall return or destroy (at the request of the Disclosing Party) all documented Confidential Information of the Disclosing Party in its possession or control, and certify its compliance with the foregoing to the Disclosing Party in writing.

ARTICLE 13.
TERM AND TERMINATION

13.1.	Term. This Agreement shall commence on the Effective Date and continue in full force and effect until the expiration of the fifth (5th) annual anniversary of the Effective Date (such period, the "Term"), unless earlier terminated in accordance with Section 13.2 below. Upon the expiration of the initial Term, this Agreement will automatically renew for successive one-year renewal terms unless either Party provides the other with written notice of its intent not to renew this Agreement at least one-hundred eighty (180) days prior to the expiration of the then-current term.
13.2.	Termination. Without prejudice to any other right or remedy which may be available to it, either Party shall be entitled to immediately terminate this Agreement by giving written notice to the other if: (a) the other Party has committed a material breach of any of its obligations hereunder and the other Party fails to remedy such breach within thirty (30) days of receipt of written notice of such material breach; or (b) a Bankruptcy Event occurs with respect to the other Party.
13.3.	Limited Survival. Neither the expiration or termination of this Agreement for any reason shall affect any obligation to pay money which any Party hereto may have incurred during the Term hereof, or any other remedy a Party may have on account of termination of this Agreement, whether set forth herein or at law. The provisions of this Section 13.3, Articles 8, 9, 10, 12, 15, 16 and 17, and all rights and obligations thereunder, shall survive the expiration or any termination of this Agreement for any reason.

ARTICLE 14.
FORCE MAJEURE

14.1.	Force Majeure. Except for each Party's confidentiality obligations hereunder, neither Party to this Agreement shall be held responsible for the failure or delay in performance hereunder where such failure or delay is due to any act of God or the public enemy, war, compliance with laws, governmental acts or regulations, fire, flood, epidemic, strikes and labor interruption, accident, unusually severe weather or any other causes, which are beyond its reasonable control ("Force Majeure").

14.2.
Effect of Force Majeure. Upon the occurrence of an event of Force Majeure, the Party whose performance is so affected shall promptly give notice to the other Party of the occurrence or circumstance upon which it intends to rely to excuse its performance. Except for each Party's confidentiality obligations hereunder, duties and obligations of both Parties shall be suspended for the duration of the Force Majeure and, if any such event causes Schott to fail to meet its supply requirements in Sections 2.2(a) and/or 2.2(b), DPI shall be entitled to purchase the entirety of its needs for any affected Products from any third party supplier as permitted under Section 2.2(d) above.

ARTICLE 15.
DISPUTE RESOLUTION

15.1.	Negotiation Between Executives. DPI and Schott will attempt in good faith to resolve any claim or controversy arising out of or relating to the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this dispute resolution provision) promptly by submitting such dispute to negotiations between executives of each Party who have authority to settle the controversy. Either DPI or Schott may give the other Party written notice of any dispute. Within thirty (30) days after delivery of the notice, the receiving Party shall submit to the noticing Party a written response. The notice and the response shall include (a) a statement of each Party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within thirty (30) days after delivery of the notifying Party's notice, the executives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
15.2.
Jurisdiction. The Parties irrevocably submit to the jurisdiction of any Court located in the State of Delaware, and each waives any objections it may have to either the jurisdiction of or venue in such courts.
15.3.
WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

ARTICLE 16.
INSURANCE

16.1.	Insurance coverage. Without limiting or qualifying Schott's liabilities, obligations, or indemnities otherwise assumed by Schott pursuant to this Agreement, during the term of this Agreement, Schott shall maintain, at its sole discretion, cost and expense, insurance coverages for the PK Business that are substantially similar to those insurance coverages, as may be modified by Schott from time to time, maintained by Schott with respect to its other U.S. operations.

16.2.
Deductible Amounts; Mutual Waiver of Subrogation. Any deductible amount applied to any loss payable under Schott's Property or Liability Insurance secured in accordance with this Article 16 shall be borne by Schott. Neither DPI nor Schott shall be liable to the other for loss arising out of damage to or destruction of the premises or other property when such loss is caused by any peril which is covered by a party's respective insurance policies. Such waiver of subrogation is binding upon each party's insurance carriers irrespective of whether or not said damage or loss is caused by the negligence of either party.
16.3.
Additional Insureds. Schott shall endorse its product liability insurance coverage to name DPI (including its affiliates, parents, and subsidiaries), as additional insureds for the term of this Agreement. Such insurance afforded to DPI as additional insureds under Schott's product liability coverage shall be primary insurance and not excess over, or contributing with, any insurance purchased or maintained by DPI.

ARTICLE 17.
MISCELLANEOUS

17.1.	Audit Rights. Schott shall maintain clear, complete and accurate records regarding its obligations under this Agreement. During the Term and for a period of two (2) years thereafter, Schott agrees to allow DPI reasonable access to audit such records for the purpose of determining or confirming whether Schott is in compliance with its obligations under this Agreement (except with respect to any Agreed Procedures Report conducted under Sections 4.1(b) or 4.6, which shall be performed by PriceWaterhouseCoopers). Any audit conducted pursuant to this Section 17.1 will be conducted upon reasonable prior notice, not more than twice every twelve (12) month period following the Effective Date, at Schott's facilities during normal business hours. Such audit will be conducted at DPI's sole expense unless the results of such audit establish that Schott is materially not in compliance with its obligations under this Agreement, in which case Schott shall immediately correct any such noncompliance and shall bear the expenses of the examination.
17.2.
Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties hereto shall be governed by, the laws of the State of New York without regard to the choice of law rules thereof.
17.3.
Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties hereto with respect to the transactions provided for herein. There are no verbal agreements or understandings regarding such transactions between the Parties hereto not reflected in this Agreement. This Agreement may not be amended or modified in any respect except by written instrument executed by the Parties hereto.
17.4.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute the same Agreement.
17.5.
No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any person or entity any legal or equitable rights, benefits or remedies.

17.6.
Assignment. Neither Party may assign or subcontract its rights or obligations under this Agreement without the prior written consent of the other Party and any purported assignment in violation hereof shall be null and void; provided, however, that either Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, not to be unreasonably withheld, to an affiliate or to a successor of the assigning Party's business or the assets related to this Agreement by reason of merger, sale of all or substantially all of its assets or similar transaction, provided that such successor agrees in writing to be bound by this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of its responsibility for the performance of any obligation that accrued prior to the effective date of such assignment under this Agreement.
17.7.
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
17.8.
Relationship between the Parties. The relationship between Schott and DPI is solely that of buyer and seller. Each Party is acting as an independent contractor for its own account and this Agreement shall not be construed as creating any partnership, joint venture or incorporated business entity. Neither Party shall have any authority to incur any liability or obligation whatsoever on behalf of the other. Any and all contracts and agreements entered into by either Party shall be for that Party's sole account and risk and shall not bind the other Party in any respect.
17.9.	Attachments. Unless otherwise stated, all Attachments, and amendments and modifications thereto, are to be deemed part of this agreement as if fully stated herein.
17.10.	Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
17.11.
Cost. Each of the Parties hereto shall bear its own costs and expenses incurred in connection with the transactions contemplated hereunder, including the fees and expenses of their respective representatives.
17.12.
Waiver. Any extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. The giving of a waiver in one instance or for one purpose shall not create any implied obligation to give a waiver in another instance or for another purpose. The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

17.13.
Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17.13):
if to Schott, then:
Schott Lithotec USA Corp. 3 Odell Plaza Yonkers, New York 10701 Attn: Manfred Jaeckel, Esq. Telefax: (914)-968-8585
and
Schott Lithotec AG Otto-Schott-Strasse 13 D-07745 Jena Federal Republic of Germany Attn: Martin Heming, President
with a copy to:
Clifford Chance Rogers & Wells LLP 200 Park Avenue New York, New York 10166 Attn: Klaus H. Jander, Esq. Telefax: (212)-878-8375
if to DPI, then:
DuPont Photomasks, Inc. 131 Old Settler's Blvd. Round Rock, TX 78664 Attn: David Murray Telefax: (512)-310-6544
with a copy to:
DuPont Photomasks, Inc. 131 Old Settler's Blvd. Round Rock, TX 78664 Attn: John Lynn, Esq. Telefax: (512)-310-6544

        IN WITNESS WHEREOF, this Blank Supply Agreement has been executed by the Parties hereto or their authorized representatives as of the Effective Date:

SCHOTT LITHOTEC USA CORP.	SCHOTT LITHOTEC AG.
By: /s/	By: /s/
Name:	Name:
Title:	Title:
DUPONT PHOTOMASKS, INC.
By: /s/	By: /s/
Name:	Name:
Title:	Title:

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EXHIBIT 10.23
BLANK SUPPLY AGREEMENT
BACKGROUND
ARTICLE 1. DEFINITIONS
ARTICLE 2. SUPPLY
ARTICLE 3. FORECASTS AND ORDERS
ARTICLE 4. PRICING AND PAYMENT
ARTICLE 5. DELIVERY AND ACCEPTANCE
ARTICLE 6. QUALITY LEVELS; QUALITY MANAGEMENT COMMITTEE
ARTICLE 7. RECYCLING PROGRAM
ARTICLE 8. WARRANTIES
ARTICLE 9. INDEMNIFICATION
ARTICLE 10. LIABILITY LIMITATIONS
ARTICLE 11. REGULATORY MATTERS
ARTICLE 12. CONFIDENTIAL INFORMATION
ARTICLE 13. TERM AND TERMINATION
ARTICLE 14. FORCE MAJEURE
ARTICLE 15. DISPUTE RESOLUTION
ARTICLE 16. INSURANCE
ARTICLE 17. MISCELLANEOUS